EXHIBIT 10.3

AMENDMENT

TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

FOR

RICHARD S. WARZALA

THIS AMENDMENT TO THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated and effective as of June 1, 2011, is between Allied Motion Technologies Inc., a Colorado corporation (the “Company”), and Richard S. Warzala (“Employee”).

RECITALS:

WHEREAS, the Employee and the Company entered into the Amended and Restated Employment Agreement dated May 12, 2009 (the “Employment Agreement”);

WHEREAS, the Company and the Employee desire to amend the Employment Agreement to reflect the Company’s promise to pay supplemental executive retirement benefits for the Employee;

AMENDMENT:

1.                                      Effective May 31, 2011, a new Section 3.7 is added to the Employment Agreement to read in its entirety as follows:

3.7                               SERP Benefits:  In addition to the other benefits provided in this Section 3, the Employee shall be entitled to the following SERP benefits:

(a)                                  Contribution Amounts and Dates.  Subject to Section 3.7(b) below, the Company shall contribute the Contribution Amount set forth below to the Employee’s account in the Company’s Deferred Compensation Plan within 10 days after each Contribution Date; provided that the Employee is employed on each such Contribution Date.  If the Employee is not employed on any Contribution Date, no contribution will be made for that year or any future years, except as provided in Section 3.7(b).

Contribution Date	Contribution Amount
May 31, 2011	$153,856.00
May 31, 2012	$153,856.00
May 31, 2013	$153,856.00
May 31, 2014	$153,856.00
May 31, 2015	$153,856.00
May 31, 2016	$153,856.00
May 31, 2017	$153,856.00

(b)                                  Contributions Upon Certain Termination Events.  Notwithstanding Section 3.7(a) above, if the Employee’s employment is terminated as a result of the Employee’s death, Disability, involuntary termination by the Company without Cause, or at any time and for any reason after a Change in Control (as defined in the Severance Agreement between the Company and the Employee), then any unpaid Contribution Amounts under the schedule set forth in Section 3.7(a) shall be contributed to the Employee’s account in the Company’s Deferred Compensation Plan in one lump sum payment within 15 days of such termination.

(c)                                  Distribution of Contribution Amounts.  The Contribution Amounts shall be treated as “Discretionary Contributions” under the Deferred Compensation Plan, and shall be distributed from the Deferred Compensation Plan in accordance with the terms of such plan and any permissible payment elections made by the Employee.

2.                                      Effective May 31, 2011,  Section 3.5 is amended to read in its entirety as follows:

3.5                                     Vacation.  Throughout the period of Employee’s employment hereunder, Employee shall be entitled to take, from time to time, 5 weeks of vacation annually with pay at such times as shall be mutually convenient to Employee and the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on and as of the date first set forth above.

ALLIED MOTION TECHNOLOGIES INC.

By:
Richard D. Smith – Chairman of the Board of Directors and CFO

Richard S. Warzala - Employee